As filed with the Securities and Exchange Commission on June 19, 2006

Registration No. 333-

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-10
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Canadian Superior Energy Inc.
(Exact name of Registrant as specified in its charter)

Alberta, Canada (Province or other Jurisdiction of Incorporation or Organization)	1311 (Primary Standard Industrial Classification Code Number)	N/A (I.R.S. Employer Identification No.)
Suite 3300, 400 3rd Avenue, SW
Calgary, Alberta
Canada T2P 4H2
(403) 294-1411
(Address and Telephone Number of Registrant’s Principal Executive Offices)
PTSGE Corp.
925 Fourth Avenue, Suite 2900
Seattle, Washington 98104
(206) 623-7580
(Name, Address and Telephone Number of Agent for Service in the United States)

Copies to:

Christopher W. Morgan, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 222 Bay Street Suite 1750, P.O. Box 258 Toronto, Ontario M5K 1J5 (416) 777-4700	John J. Poetker, Esq. Borden Ladner Gervais LLP 1000 Canterra Tower 400 Third Avenue S.W. Calgary, Alberta T2P 4H2 (403) 232-9500

Approximate date of commencement of proposed sale of the securities to the public:
From time to time after this Registration Statement becomes effective
Alberta, Canada
(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):
A.	☑	Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☐	At some future date (check the appropriate box below):
		1.	☐	Pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than seven calendar days after filing).
		2.	☐	Pursuant to Rule 467(b) on ( ) at ( ) (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).
		3.	☐	Pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
		4.	☐	After the filing of the next amendment to this Form (if preliminary material is being filed).
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☐

CALCULATION OF REGISTRATION FEE

	Amount	Proposed Maximum		Amount of
Title of Each Class of	to be	Offering Price	Proposed Maximum Aggregate	Registration
Securities to be Registered	Registered (1)	per Share (2)	Offering Price (2)	Fee
Common Shares	41,395,118	$6.01	$90,467,148	$9,680

(1)	Represents the maximum number of common shares of the Registrant estimated to be issuable upon consummation of the exchange offer for all of the issued and outstanding common shares of Canada Southern Petroleum Ltd. (“Canada Southern”) based on 15,052,770 common shares of Canada Southern, which is the estimated number of outstanding common shares of Canada Southern as of May 24, 2006, assuming full conversion of all outstanding exercisable options for common shares of Canada Southern.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with General Instruction II.H to Form F-10. The proposed maximum offering price per share is equal to (a) US$8.26, which is the average of the high and low sale prices of the Canada Southern common shares as reported on The Nasdaq Capital Market on May 24, 2006, less (b) Cdn$2.50 (US$2.25, calculated at the June 14, 2006 noon buying rate in the City of New York for cable transfers in Canadian dollars of Cdn$1.1121 per US$1.00 as certified for customs purposes by the Federal Reserve Bank of New York), which is the amount of cash payable by the Registrant in connection with the exchange offer.
If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered on this Registration Statement changes, the provisions of Rule 416 shall apply to this Registration Statement.

PART I
Item 1. Home Jurisdiction Document
Item 3. Informational Legends
Item 4. Incorporation of Certain Information by Reference
Item 5. List of Documents Filed with the Commission
PART II
PART III
Item 1. Undertaking
Item 2. Consent to Service of Process
SIGNATURES
EXHIBIT INDEX
Offer and Circular, dated June 16, 2006
Letter of Transmittal
Notice of Guaranteed Delivery
Consent of Meyers Norris Penney LLP
Consent of KPMG LLP
Consent of GLJ Petroleum Consultants Ltd.
Consent of Borden Ladner Gervais LLP

PART I
INFORMATION REQUIRED TO BE
DELIVERED TO OFFEREES OR PURCHASERS
Item 1. Home Jurisdiction Document.
          This registration statement on Form F-10 (this “Registration Statement”) is filed by Canadian Superior Energy Inc., an Alberta Corporation (“Canadian Superior” or the “Registrant”).
          This Registration Statement relates to the offer by the Registrant to purchase all of the issued and outstanding common shares (including the common shares which become outstanding upon exercise of options to acquire common shares) of Canada Southern Petroleum Ltd. (“Canada Southern”), at a price per share of:
(a) Cdn.$2.50, in cash; and
(b) 2.75 Canadian Superior common shares.
          The information set forth in the Offer and Circular dated June 16, 2006 (the “Offer and Circular”), the Letter of Transmittal and the Notice of Guaranteed Delivery, including all schedules, exhibits and annexes thereto, is hereby expressly incorporated by reference in response to all items of information required to be included in, or covered by, this Registration Statement and is supplemented by the information specifically provided herein.
Item 3. Informational Legends.
          See the outside front cover page and the inside front cover page of the Offer and Circular.
Item 4. Incorporation of Certain Information by Reference.
          See “The Offeror and Canadian Superior – Canadian Superior Documents Incorporated by Reference” in Section 1 of the Circular in the Offer and Circular.
Item 5. List of Documents Filed with the Commission.
          See “Documents Filed as Part of the Registration Statement” in Section 19 of the Circular in the Offer and Circular.

I-1

PART II
INFORMATION NOT REQUIRED TO BE
DELIVERED TO OFFEREES OR PURCHASERS
Indemnification
          The Business Corporations Act (Alberta), under which the Registrant is incorporated, permits a corporation to indemnify its directors and officers, including those of its subsidiaries, for costs, charges and expenses, including amounts paid to settle or satisfy any judgment reasonably incurred in respect of any civil, criminal or administrative action or proceeding, if such director or officer acted honestly and in good faith with a view to the best interests of the corporation and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such director or officer had reasonable grounds for believing that his or her conduct was lawful.
          In accordance with the provisions of the Business Corporations Act (Alberta) described above, the by-laws of the Registrant provide that the Registrant shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the Registrant’s request as a director or officer of a corporation of which the Registrant is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the Registrant or such other corporation if he or she acted honestly and in good faith with a view to the best interests of the Registrant and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.
          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.
Exhibits
          The exhibits listed in the Exhibit Index, appearing elsewhere in this Registration Statement, have been filed as part of this Registration Statement.

II-1

PART III
UNDERTAKING AND CONSENT TO SERVICE OF PROCESS
Item 1. Undertaking.
          The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.
Item 2. Consent to Service of Process.
          Concurrently with the filing of this Registration Statement on Form F-10, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

III-1

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada, on June 19, 2006.

CANADIAN SUPERIOR ENERGY INC.
By:	/s/ Gregory S. Noval
Gregory S. Noval
Chief Executive Officer

III-2

POWER OF ATTORNEY
          KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Gregory S. Noval and Ross A. Jones, and each of them, either of whom may act without the joinder of the other, the true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, to execute in the name, place and stead of the undersigned, in any and all such capacities, any and all amendments (including post-effective amendments) to this Registration Statement and registration statements filed pursuant to Rule 429 under the Securities Act of 1933, and all instruments necessary or in connection therewith, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, and hereby grants to each such attorney-in-fact and agent, each acting alone, full power and authority to do and perform in the name and on behalf of the undersigned each and every act and thing whatsoever necessary or advisable to be done, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933 this Registration Statement has been signed by the following persons in the capacities indicated on June 19, 2006.

Signature	Title

/s/ Gregory S. Noval	Chief Executive Officer and Director
Gregory S. Noval	(Principal Executive Officer)

/s/ Ross A. Jones	Chief Financial Officer
Ross A. Jones	(Principal Financial Officer and Principal Accounting Officer)

/s/ Michael E. Coolen	Director
Michael E. Coolen

/s/ Charles Dallas	Director
Charles Dallas

/s/ Thomas J. Harp	Director
Thomas J. Harp

/s/ Kaare Idland	Director
Kaare Idland

/s/ Alexander Squires	Director
Alexander Squires

/s/ Richard Watkins	Director
Richard Watkins

III-3

AUTHORIZED REPRESENTATIVE
          Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement in his capacity as the duly authorized representative of the Registrant in the United States, in the City of Calgary, Province of Alberta, Canada, on June 19, 2006.

CANADIAN SUPERIOR ENERGY INC. (Authorized Representative)
By:	/s/ Richard Watkins
Richard Watkins

III-4

EXHIBIT INDEX

Exhibit
Number	Description

1.1	Offer and Circular, dated June 16, 2006 (filed herewith).

1.2	Letter of Transmittal (filed herewith).

1.3	Notice of Guaranteed Delivery (filed herewith).

2.1
Revised Annual Information Form of the Registrant, dated June 7, 2006, for the year ended December 31, 2005 (incorporated by reference to the Registrant’s Form 40-F/A filed with the Commission on June 16, 2006).

2.2
Management Information Circular, dated April 7, 2006, prepared in connection with the annual meeting of shareholders of the Registrant held on May 12, 2006 (incorporated by reference to the Registrant’s Form 6-K furnished to the Commission on May 24, 2006).

2.3
Audited consolidated financial statements of the Registrant and the notes thereto as at December 31, 2005 and for each of the years in the three-year period ended December 31, 2005, together with the reports of the auditors thereon (incorporated by reference to the Registrant’s Form 40-F/A filed with the Commission on June 16, 2006).

2.4
Management’s discussion and analysis of financial condition and results of operations for the year ended December 31, 2005 (incorporated by reference to the Registrant’s Form 40-F filed with the Commission on April 3, 2006).

2.5
Audited consolidated financial statements of the Registrant and the notes thereto as at December 31, 2004 and for each of the years in the two-year period ended December 31, 2004, together with the report of the auditors thereon (incorporated by reference to the Registrant’s Form 40-F filed with the Commission on June 8, 2005).

2.6
Unaudited consolidated interim financial statements of the Registrant and the notes thereto as at and for the three months ended March 31, 2006 and 2005, together with management’s discussion and analysis of financial condition and results of operations (incorporated by reference to the Registrant’s Form 6-K furnished to the Commission on May 24, 2006).

3.1	Consent of Meyers Norris Penny LLP, Independent Registered Public Accounting Firm (filed herewith).

3.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm (filed herewith).

3.3	Consent of GLJ Petroleum Consultants Ltd. (filed herewith).

3.4	Consent of Borden Ladner Gervais LLP (filed herewith).